Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Jamie Beal

(973) 948-1307, Jamie.Beal@Selective.com

Investor Relations Contact: Jennifer DiBerardino

(973) 948-1364, Jennifer.DiBerardino@Selective.com

Selective Appoints Robert Kelly Doherty as New Director

Branchville, NJ – November 10, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI) announced today that Robert Kelly Doherty was elected to its Board of Directors. Mr. Doherty is an independent director.

“Kelly is a great addition to Selective’s Board. He has a wealth of private and public company investment experience,” said Lead Independent Director Paul D. Bauer.

Chairman and CEO Gregory E. Murphy stated, “As we continue to face low-interest rates and challenged investment markets, Kelly will play an immediate and key role in contributing to Selective’s investment and overall strategies.”

Mr. Doherty is Managing Partner of Caymen Advisors and Caymen Partners, which he founded in 1999. Previously, he was Vice Chairman of Bankers Trust Company and Bankers Trust New York Corporation, where he served on the management committee and, for over 16 years, held various positions across its global trading and investment operations.

He is lead director of Harding Loevner Funds, Inc., where he has served as a director since 2004. Mr. Doherty has been a Director of Clarity Capital KCPS, Ltd. since 2015. He was a director of Cyota, Inc. from 2000 to 2005, and served as non-executive chairman from 2002 to 2005.

A New Jersey resident, Mr. Doherty is a graduate of Princeton University.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.